Exhibit 99.1

NovaCopper Reports Significantly Increased Resources at Bornite Deposit: 5.7 Billion Pounds of Copper Inferred and 334 Million Pounds of Copper Indicated

•	In-Pit Indicated Resources of 14.1 million tonnes at an average grade of 1.08% copper containing 334 million pounds of copper at a 0.5% copper cutoff
•	In-Pit Inferred Resources of 109.6 million tonnes at an average grade of 0.94% copper containing 2.3 billion pounds of copper at a 0.5% copper cutoff
•	Below-Pit Inferred Resources of 55.6 million tonnes at an average grade of 2.81% copper containing 3.4 billion pounds of copper at a 1.5% copper cutoff
•	The latest resource estimate represents an 87% increase in contained copper in Indicated Resources and a 73% increase in contained copper in Inferred Resources at the Bornite Project
•	Mineralization remains wide open in multiple directions

TSX, NYSE-MKT
Symbol: NCQ

VANCOUVER, March 18, 2014 /CNW/ - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper" or "the Company") is pleased to announce the release of an updated National Instrument 43-101 ("NI 43-101") compliant resource estimate for the Bornite deposit for its Upper Kobuk Mineral Projects ("UKMP") located in the highly prospective Ambler mining district of northwest Alaska. This release incorporates the results of the 2013 core drilling and assaying of previously un-sampled or partially sampled historical Kennecott drill core. The previous mineral resource estimate was described in the previous Technical Report for the Bornite Deposit, South Reef and Ruby Creek Zones, prepared for NovaCopper by BD Resource Consulting Inc. ("BDRC") and Sim Geological Inc. ("SGI") which was made public on February 8, 2013 and has an effective date of January 31, 2013.

Highlights

•	At a base case 0.50% copper cutoff grade, the Bornite Project is estimated to contain in-pit Indicated Resources of 14.1 million tonnes at 1.08% copper or 334 million lbs of contained copper (see Table 1 for details).
•	At a base case 0.50% copper cutoff grade, the Bornite Project is estimated to contain in-pit Inferred Resources of 109.6 million tonnes at 0.94% copper or 2.3 billion lbs of contained copper (see Table 1 for details).
•	At a base case 1.50% copper cutoff grade, the Bornite Project contains below-pit Inferred Resources of 55.6 million tonnes at 2.81% copper or 3.4 billion lbs of contained copper (see Table 2 for details).
•	Contained copper in Indicated resources have increased from 179 to 334 million pounds which constitutes an 87% increase in contained metal (see Figure 1 for details).
•	Contained copper in Inferred resources have risen from 3,292 to 5,696 million pounds which constitutes a 73% increase in contained metal (see Figure 1 for details).

"We are extremely pleased with the Bornite resource expansion. We have added more high quality copper resources, at a grade of approximately 1% copper, for a potential open-pit mine scenario. Also, at a grade of approximately 2.8% copper, we have the potential for an underground mine scenario. Importantly, given that the amount of contained metal in the in-pit resource is insensitive to changes in the copper cutoff grade, the project could have great flexibility in mining selectivity during future mine planning,"  said Mr. Rick Van Nieuwenhuyse, NovaCopper's President and Chief Executive Officer.

Mr. Van Nieuwenhuyse continued, "In less than three years, our exploration team has increased six fold the scale of the Bornite deposit.  When combined with our high-grade (5.9% copper equivalent1) potentially open-pit resource at Arctic, we have nearly achieved our initial objective of defining approximately 10 billion pounds of copper equivalent resources in the district.  This robust new Bornite resource remains open along the one-kilometer-wide northern margin of the deposit as well as the up-dip projection of the South Reef zone.  Given the scale of the mineralization, which now measures 1.5 kilometers along strike and 2 kilometers down dip, we expect that further exploration could potentially make the Bornite deposit of similar size and grade to the geologically comparable Mount Isa deposit of Queensland Australia - which ultimately extracted 405 million tonnes grading 2.12% copper2."

The new resource estimate incorporates results from 216 diamond drill holes including 17 holes totaling 8,142 meters drilled by the Company during the 2013 drilling campaign, as well new assays from 42 historical Kennecott drill holes comprising 14,457 meters with partial or no assays.  The deposit remains open to expansion to the north: the Lower Reef mineralization is open over a 1 km wide front along the north end of the deposit.  The company plans to resume drilling during the second or third quarter of 2013 with the goal of expanding the resource to the north and northeast.  Additional re-assaying of partially sampled Kennecott era drilling is also anticipated.

_____________________________

[1] The Arctic copper-equivalent resource is calculated using the following metals price assumptions: (in USD) $2.90/lb Cu, $1,300/oz Au, $22.70/oz Ag, $0.85/lb Zn, and $0.90/lb Pb. containing 23.8 million tonnes (Mt) of Indicated Resource grading approximately 3.26% copper, 4.45% zinc, 0.76% lead, 40.8 g/t silver and 0.55 g/t gold.
[2] USGS Open File Report 2009-1252

Table 1 shows the sensitivity of the in-pit resource at a series of copper cutoff thresholds; the base case cutoff of 0.50% copper cutoff is highlighted. This shallow mineralization is located in the Ruby Creek Zones in the Upper and Lower Reefs. The key assumptions and methods used to estimate the mineral resources and determine reasonable prospects for extraction of the mineral resources included generating a resource limiting pit shell using a projected metal price of US$3.00 per lb Cu, open pit mining costs of US$2.00 per tonne, milling costs of US$11.00 per tonne, G&A of US$5.00 per tonne, metallurgical recovery of 87%, and an average pit slope of 43 degrees.  Indicated in-pit resources at the Bornite deposit at a 0.50% Cu cutoff are 14.1 million tonnes at 1.08% Cu. Inferred in-pit resources at the Bornite deposit at a 0.50% Cu cutoff are 109.6 million tonnes at 0.94% Cu.  Previous in-pit resources were reported at a 0.5% copper cutoff.

Table 1. Bornite Deposit - In-Pit Mineral Resource Estimate

Indicated				Inferred
Cutoff % Cu	Tonnes (millions)	Grade % Cu	Contained Cu (lbs, millions)	Tonnes (millions)	Grade % Cu	Contained Cu (lbs, millions)
0.35 0.40 0.45 0.50 0.55 0.60	16.8 16.1 15.1 14.1 12.9 11.8	0.97 1.00 1.04 1.08 1.13 1.18	360 354 345 334 321 307	123.4 119.8 115.4 109.6 102.8 95.2	0.88 0.89 0.91 0.94 0.96 0.99	2,389 2,359 2,319 2,259 2,180 2,086
•	Base Case cutoff grade of 0.50% Cu is highlighted in table.
•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. See "Cautionary Note to United States Investors."
•	Resources stated as contained within a pit shell developed using a metal price of US$3.00/lb Cu, mining costs of US$2.00/tonne, milling costs of US$11/tonne, G&A cost of US$5.00/tonne, 87% metallurgical recoveries and an average pit slope of 43 degrees.
•	Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred resources will ever be upgraded to a higher category.

In addition to the in-pit resources, Table 2 shows the sensitivity of mineral resource that may be amenable to underground extraction methods. The base case cutoff grade for resources below the pit shell is 1.50% copper. The key assumptions used to estimate the mineral resources and to determine reasonable prospects for economic extraction of the mineral resources are a projected metal price of US$3.00 per pound of copper, underground mining costs of US$50.00 per tonne, milling costs of US$11.00 per tonne, G&A of US$5.00 per tonne, and an average metallurgical recovery of 87%. This mineralization is located in the South Reef Zone and the Ruby Creek Zone in the Lower Reef.  Inferred below pit resources at the Bornite deposit are reported (at an elevated 1.5% Cu cutoff) as 55.6 million tonnes at 2.81% Cu. Previous below pit resources at the South reef were reported at a 1% Cu cutoff.

Table 2. Bornite Deposit - Below Pit Resources

Inferred
Cutoff % Cu	Tonnes (millions)	Grade % Cu	Contained Cu (lbs, millions)
0.5 1.0 1.5 2.0 2.5 3.0	264.5 113.6 55.6 40.9 32.0 22.3	1.27 1.99 2.81 3.21 3.48 3.79	7,418 4,972 3,437 2,887 2,448 1,859
•	Base Case cutoff grade of 1.5% Cu is highlighted in table.
•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves. See "Cautionary Note to United States Investors."
•	Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred resources will ever be upgraded to a higher category.

Several factors account for the increase in reported resources at Bornite:

•	The previous Ruby Creek resource was limited within a manually generated pit shell that was restricted to near-surface mineralization. This previously resulted in a much smaller pit shell than that generated by the Lerchs Grossman algorithm which generated a much larger pit resulting in the increase in the in-pit resources.
•	The previous resource at South Reef utilized a probability shell based on a 2% copper threshold to define two estimation domains within the Carbonate stratigraphy: inside the 2% Cu probability shell and outside the shell. The current model utilizes an additional probability shell based on a 0.2% Cu threshold to target moderate-grade resources.
•	Additional drilling has added significant resources down-dip in both the Ruby Creek and South Reef Zones.
•	Additional sampling of previously un-sampled core in Kennecott-era drill holes has added near-surface resources and improved resource continuity in the Ruby Creek area.
•	The change in the base case cutoff threshold for below pit resources from 1.0 to 1.5% copper has resulted in a decrease in the amount of resources amenable to underground extraction.

Mineralization at the Ruby Creek zone occurs as two discrete strata bound lenses: a Lower Reef which outcrops and dips approximately 10-15 degrees to the northeast; and an Upper Reef lying roughly 150+ meters above the Lower Reef stratigraphy and which includes a small high-grade zone historically referred to as the "No.1 Orebody" by Kennecott.  Mineralization is hosted by a Devonian age carbonate sequence containing broad zones of dolomite alteration and associated sulfide mineralization including bornite, chalcopyrite, and chalcocite occurring as  disseminations and vein stockworks as well as crackle and mosaic breccia fillings and locally massive to semi-massive replacement bodies.

The 2013 drilling campaign focused on: 1) expanding shallow potentially open-pit exploitable resources in the Lower Reef area in the Ruby Creek Zone; and 2) extending deeper potentially underground exploitable resource to the north, which was extended in the most recent drilling campaign, in the Lower Reef in both the Ruby Creek and South Reef Zones. Drilling targeting shallow mineralization totaled 4,684 meters in 12 drill holes and deeper drilling targeting underground mineralization totaled 3,458 meters in five drill holes.

In addition to the 2013 drilling, NovaCopper conducted an extensive re-sampling and assay program of 33 historical drill holes totaling 11,067 meters at the Bornite Project. These holes were previously drilled and only selectively sampled by Kennecott within the Ruby Creek Zone of the Bornite deposit. Of the 33 historic drill holes sampled, 26 holes had intervals of copper greater than 0.5% copper, and 29 holes contained mineralization greater than 0.2% copper. The objectives of the re-assay program were twofold: 1) to confirm and conduct a Quality Assurance/Quality Control ("QA/QC") program on the historical sample results; and 2) to identify additional lower-grade (0.2-0.5% copper) shallow material, which was not previously sampled.

In late 2013, NovaCopper contracted BDRC and SGI to update the resource estimates for the Bornite deposit.  The geological and assay database have been reviewed and audited by BDRC and SGI. It is of the opinion of BDRC and SGI that the current drilling information is sufficiently reliable to interpret with confidence the boundaries for copper mineralization and that the assay data are sufficiently reliable to support mineral resource estimation. That estimation utilizes two-meter compositing of assays from 216 drill holes completed between 1961 and 2013.  Estimated blocks were 5 x 5 x 5 meters on a side.

Seven domains were established for the estimation, all of which were treated as hard boundaries with no mixing of data between the domains.  The domains include two high-grade carbonate domains inside a 2% copper probability shell, three moderate-grade carbonate domains inside a 0.2% copper probability shell, one weakly-mineralized carbonate domain outside the 0.2% copper probability shell, and one weak-unmineralized phyllite domain. Visual inspections of the probability shells show that they fit well with observed levels of bornite, chalcocite and chalcopyrite mineralization.

Based on the interpreted local high-grade nature of the mineralization, both capping and outlier restriction strategies were implemented to control the influence of high-grade mineralization in the resource model. This methodology removed approximately 5% of the contained copper in the Ruby Creek Zone and 8% of the contained copper in the South Reef Zone.

Copper grades are interpolated in model blocks using ordinary kriging with a minimum of one and a maximum of twenty composited samples and a maximum of five samples from a single drill hole.

A total of 4,472 specific gravity measurements, of which 40% are within the mineralized shells, were utilized to estimate densities in the block model.  Specific gravity values were estimated into model blocks using inverse distance squared moving averages using the domains described previously.

Resources included in the Indicated category includes blocks in the model that are within a maximum average distance of 35 meters from three or more drill holes and exhibit a relatively high degree of confidence in the grade and continuity of mineralization. Resources in the Inferred category require a minimum of one drill hole within a maximum distance of 100 meters and exhibit reasonable confidence in the grade and continuity of mineralization.

Figure 2 shows a NE-SW cross-section through the block model showing estimated copper grades in the Ruby Creek area. The extent of the resource limiting pit shells is represented by the black line. Figure 3 shows an NE-SW cross-section through the block model showing higher-grade, below pit, resources in the South Reef area.

Arctic Project

On September 12, 2013 the Company filed, on SEDAR and EDGAR, a National Instrument 43-101 Preliminary Economic Assessment ("PEA") on the Arctic Project, which is located approximately 27 kilometers to the northeast of the Bornite Project. The Arctic deposit has a post-tax net present value of approximately $537.2 million. Table 3 reports mineral resources for the Arctic Project. The PEA is preliminary in nature and includes Inferred mineral resources that are considered too speculative geologically to have the economic characteristics applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the PEA will be realized. Please visit the Company's website at www.novacopper.com for a copy of the PEA.

Table 3 - Resource estimate for the Arctic Project (NSR cut off of $35/tonne)

Category	Mt	Cu (%)	Zn (%)	Pb (%)	Au (g/t)	Ag (g/t)	Cu (Mlb)	Zn (Mlb)	Pb (Mlb)	Au (Moz)	Ag (Moz)
Indicated	23.8	3.26	4.45	0.76	0.71	53.2	1,713	2,338	400.9	0.55	40.8
Inferred	3.4	3.22	3.84	0.58	0.59	41.5	239	285	43.2	0.06	4.5
•	These resource estimates have been prepared in accordance with NI 43-101 and the CIM Definition Standards. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred resources will ever be upgraded to a higher category. See "Cautionary Note to United States Investors."
•	Mineral Resources are contained within an Indicated and Inferred pit design using an assumed copper price of $2.90/lb, zinc price of $0.85/lb, lead price of $0.90/lb, silver price of $22.70/oz, and gold price of $1,300/oz.
•	Appropriate mining costs, processing costs, metal recoveries and inter ramp pit slope angles were used to generate the pit design.
•	Mineral Resources have been estimated using a constant NSR cutoff of $35.01/tonne milled. The $35.01/tonne milled cutoff is calculated based on a process operating cost of $19.03/t, G&A of $7.22/t and Site Services of $8.76/t. NSR equals payable metal values, based on the metal prices outlined in Note 2 above, less applicable treatment, smelting, refining costs, penalties, concentrate transportation costs, insurance and losses and royalties.
•	The estimated life of mine strip ratio is 8.39:1.
•	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content.
•	Tonnage and grade measurements are in metric units. Contained copper, zinc and lead pounds are reported as imperial pounds, contained silver and gold ounces as troy ounces.

Erin Workman, P.Geo. is the Director of Technical Services for NovaCopper Inc. and is a Qualified Person as defined by National Instrument 43-101. Ms. Workman has reviewed the technical information in this news release and approves the disclosure contained herein.

Mr. Bruce Davis, FAusIMM, the president of BD Resource Consulting Inc., Mr. Robert Sim, P.Geo., of Sim Geological Inc., and Mr. Jeff Austin, P.Eng., of International Metallurgical & Environmental Inc., have also reviewed the technical information related to the Bornite deposit in this news release and approve the disclosure contained herein as independent "qualified persons", within the meaning of National Instrument 43-101, Standards of Disclosure for Mineral Projects (NI 43-101).

Neither Bruce Davis of BD Resource Consulting Inc., Robert Sim of Sim Geological Inc., nor Jeff Austin of International Metallurgical & Environmental Inc., nor any associates employed in the preparation of the Bornite Project resource estimation have any beneficial interest in NovaCopper. These Consultants are not insiders, associates, or affiliates of NovaCopper. The information in this press release is not dependent upon any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings between NovaCopper and the Consultants. The Consultants were retained by NovaCopper to prepare the Bornite Project resource estimate and are to be paid a fee for their work in accordance with normal professional consulting practices.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska.  It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. A National Instrument 43-101-compliant Preliminary Economic Assessment for the Arctic Deposit, completed in July 2013, identified a polymetallic open-pit project with the Net Present Value of $930 and $535 million on the pre-tax and after-tax bases, respectively using an 8% discount rate and long-term metal prices of $2.90/lb copper, $0.85/lb zinc, $0.90/lb lead, $22.70/oz silver and $1,300/oz gold. The Preliminary Economic Assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as reserves.  There is no certainty the Preliminary Economic Assessment will be realized. Both deposits are located within NovaCopper's land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc. (NANA), an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company's website at www.novacopper.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; strategic plans; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper's Annual Report on Form 10-K for the year ended November 30, 3013 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC"), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. stan

Image with caption: "Figure 1. Growth in Contained Copper at the Bornite Project (CNW Group/NovaCopper Inc.)". Image available at: http://photos.newswire.ca/images/download/20140318_C5675_PHOTO_EN_38050.jpg

Image with caption: "Figure 2. Bornite Deposit - NE-SW section thru the Block Model - Ruby Creek zone (CNW Group/NovaCopper Inc.)". Image available at: http://photos.newswire.ca/images/download/20140318_C5675_PHOTO_EN_38055.jpg

Image with caption: "Figure 3. Bornite Deposit - NE-SW section thru the Block Model - South Reef zone (CNW Group/NovaCopper Inc.)". Image available at: http://photos.newswire.ca/images/download/20140318_C5675_PHOTO_EN_38056.jpg

SOURCE: NovaCopper Inc.

%CIK: 0001543418

For further information:

NovaCopper Contact:

Patrick Donnelly
Vice President, Corporate Communications
patrick.donnelly@novacopper.com

604-638-8088 or 1-855-638-8088

CO: NovaCopper Inc.

CNW 16:19e 18-MAR-14